EXHIBIT 99.1

OTCQB/BERLIN: BWPC

Blue Water Petroleum Corp. Completes Drilling of Production Well,
Completes Initial Production Unit

Centennial, Colorado –– September 17, 2013 –– Blue Water Petroleum Corp. announced that it has completed drilling on the # 41122 Tribal well in Big Horn County, Montana. The well was drilled to a total depth of 726 feet in the Tensleep Formation, and was successfully cased and cemented. The well is the 5th and final well in the initial 5 well production unit in its Blue Water Project.

The project is scheduled to produce shallow oil by injection of steam in a central well that will drive oil to four surrounding production wells in a 40 acre production unit.

Blue Water Petroleum Corp.
Contact: Ellis Martin	Website: www.bwpet.com
6025 S. Quebec, Suite 100	Telephone: 1-888-498-8880
Centennial, Colorado 80111	Email: ir@bwpet.com

About Blue Water Petroleum Corp.

Blue Water Petroleum Corp. is an oil and gas company that has an agreement to develop shallow oil resources on up to 12,979 leased acres in southeastern Montana.  For further information please contact Ellis Martin at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.